EXHIBIT 99


                             CAUTIONARY STATEMENT

     Cenex Harvest States Cooperatives (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

     COMPANY SUBJECT TO SUPPLY AND DEMAND FORCES. The Company may be adversely affected by supply and demand relationships, both domestic and international. Supply is affected by weather conditions, disease, insect damage, acreage planted, government regulation and policies and commodity price levels. The business is also affected by transportation conditions, including rail, vessel, barge and truck. Demand may be affected by foreign governments and their programs, relationships of foreign countries with the United States, the affluence of foreign countries, acts of war, currency exchange fluctuations and substitution of commodities. The current monetary crises in Asia have impacted, and are expected to continue to impact, exports of U.S. agricultural products. Demand may also be affected by changes in eating habits, by population growth and increased or decreased per capita consumption of some products.

     The Freedom to Farm Act of 1996 (the Farm Act), enacted in April of 1996, may affect crop production in several ways. The Farm Act more narrowly defines what will qualify as environmentally sensitive acreage for purposes of the conservation reduction program, with the result that 3 to 4 million acres may be put back into agricultural production in the future from a present enrollment of
36.4 million acres. The Farm Act also removes restrictions on the type of crops planted (other than fruit and vegetables), allowing farmers to plant crops having favorable prices and thereby increasing the production of those crops. Increased production may lower prices of certain crops but increase the amount available for export. However, the Farm Act also reduces Export Enhancement Program subsidies, which may adversely affect the ability of the U.S. exports to compete with those of other countries. Reduced demand for U.S. agricultural products may also adversely affect the demand for fertilizer, chemicals, and petroleum products sold by the Company and used to produce crops.

     COMPANY SUBJECT TO PRICE RISKS. Upon purchase, the Company has risks of carrying grain and petroleum, including price changes and performance risks (including delivery, quality, quantity and shipment period), depending upon the type of purchase contract entered into. The Company is exposed to risks of loss in the market value of positions held, consisting of grain and petroleum inventory and purchase contracts at a fixed or partially fixed price, in the event market prices decrease. The Company is also exposed to risk of loss on its fixed price or partially fixed price sales contracts in the event market prices increase.

     To reduce the price change risks associated with holding fixed price positions, the Company generally takes opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or an options futures contract) on regulated commodity futures exchanges. While hedging activities reduce the risk of loss from changing market values, such activities also limit the gain potential which otherwise could result from changes in market prices. Hedging arrangements do not protect against nonperformance of a contract. The Company's policy is to generally maintain hedged positions in grain and petroleum, which are hedgeable, but the Company can be long or short at any time. The Company's profitability is primarily derived from margins on grain and products merchandised and processed, not from hedging transactions.

     At any one time the Company's inventory and purchase contracts for delivery to the Company may be substantial.

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     OILSEED PROCESSING AND REFINING BUSINESS COMPETITION. Competition in the
soybean processing and refining business is driven by price, transportation costs, service and product quality. The industry is highly competitive. Competitors are adding new plants and expanding capacity of existing plants. Media newsletters and other publications indicate that new crush plants and refinery operations are being constructed or under strong consideration. The Company estimates that U.S. crushing capacity has increased by about 30% to 35% between 1994 and 1998. Refining capacity has increased by an estimated 25% to 30% between 1996 and 1999. Unless exports increase or existing refineries are closed, this extra capacity is likely to put additional pressure on prices and erode margins, adversely affecting the profitability of the Oilseed Processing and Refining Defined Business Unit. Several competitors operate over various market segments and may be suppliers to, or customers of, other competitors.

     MILLING BUSINESS COMPETITIVE TRENDS. Certain major competitors of the Wheat Milling Defined Business Unit have developed long-term relationships with customers by locating plants adjacent to pasta manufacturing plants. This trend could potentially decrease the future demand for semolina from nonintegrated millers. In addition, baking and bread flour demand has declined during a period when the milling industry has been expanding, which will continue to put pressure on gross margins.

     YEAR 2000. To date, the Company has not experienced any significant year 2000-related failures. The Company's management believes that the Company has taken the steps reasonably necessary to resolve the year 2000 issue with respect to matters within its control. While the Company has taken steps to determine the extent of remediation efforts undertaken by key customers and suppliers, there is no guarantee that the systems of other companies on which this Company relies have been remediated in order to avoid having a material adverse effect on the Company's operations or its financial results.

     TAXATION OF COOPERATIVES COULD CHANGE. Although under Subchapter T of the Internal Revenue Code patronage refunds are excluded in determining taxable income of a cooperative and patronage refunds are taxable to the recipient, current income tax laws, regulations and interpretations pertaining to the receipt of patronage refunds could be changed.

     DEPENDENCE ON CERTAIN CUSTOMERS. Each of the Wheat Milling Defined Business Unit and the Oilseed Processing and Refining Defined Business Unit has certain major customers. Loss of or a decline in the business done with one or more of these customers could have a material adverse effect on the operations of the affected defined business unit. In addition, the Wheat Milling Defined Business Unit would be adversely affected by a decline in pasta production in the United States.

     The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.